UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2025

Welltower Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value per share	WELL	New York Stock Exchange
Guarantee of 4.800% Notes due 2028 issued by Welltower OP LLC	WELL/28	New York Stock Exchange
Guarantee of 4.500% Notes due 2034 issued by Welltower OP LLC	WELL/34	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2025, Welltower Inc. (“Welltower”) announced certain executive and senior leadership team promotions to solidify further its best-in-class team and to strengthen the Company’s long-term growth prospects, including the promotions of Nikhil Chaudhri and Tim McHugh each as a Co-President of Welltower, effective January 2, 2025.

Mr. Chaudhri, age 37, was appointed Co-President & Chief Investment Officer after previously serving as Executive Vice President – Chief Investment Officer (“CIO”). Mr. Chaudhri joined Welltower as an associate nearly 10 years ago, assuming roles of increasing responsibility before being named Co-Head of US Investments in 2020 and CIO in 2023. Following his appointment as CIO, Mr. Chaudhri has overseen approximately $11 billion of global capital deployment across all property types and through a wide range of equity and debt investments. Mr. Chaudhri also leads our industry-leading talent recruitment, training, and management program. Mr. Chaudhri holds an MBA from Columbia Business School and a BSE in computer science engineering from the University of Michigan and is a CFA charterholder.

Mr. McHugh, age 40, was appointed Co-President & Chief Financial Officer after previously serving as Executive Vice President – Chief Financial Officer. Mr. McHugh joined Welltower in 2016 and assumed increasing levels of responsibility before being appointed CFO in 2019. Mr. McHugh’s previous roles at Welltower included Senior Vice President – Chief Financial Officer & Treasurer from September 2019 to April 2020, Senior Vice President – Corporate Finance from August 2018 to August 2019, and Vice President – Finance and Investments from January 2016 to August 2018. He also served as Welltower’s Treasurer from March 2017 to August 2018. From 2010 to 2015, Mr. McHugh served as Senior Analyst – Real Estate Securities at RREEF Management, currently known as DWS Investments. In recent years, Mr. McHugh has led an unparalleled strengthening of the Company’s balance sheet, with Welltower currently maintaining exceptional levels of liquidity and the strongest leverage metrics among all large cap REITs. He will continue to lead the Company’s corporate finance, capital markets, financial planning and analysis, budgeting, capital planning, tax and financial accounting functions. Mr. McHugh will also partner with John Burkart to further accelerate the buildout of our operating platform. Mr. McHugh holds a Bachelor of Science in Finance and a minor in Technology and Management from the University of Illinois at Urbana-Champaign and is a CFA charterholder.

There are no arrangements or understandings pursuant to which Mr. Chaudhri or Mr. McHugh were selected as co-Presidents, or any family relationship between Mr. Chaudhri or Mr. McHugh and any Welltower director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer, and neither Mr. Chaudhri nor Mr. McHugh is a party to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K.

A copy of the press announcing the appointments is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

On January 2, 2025, Welltower announced the promotions of Messrs. Chaudri and McHugh as described under Item 5.02 above, as well as the promotions of John Burkart to Vice Chairman & Chief Operating Officer after previously serving as Executive Vice President – Chief Operating Officer, Matthew McQueen to Chief Legal Officer after previously serving as Executive Vice President – General Counsel, John Olympitis to Executive Vice President – Head of Corporate Development after previously serving as Senior Vice President – Head of Corporate Development , Edward Cheung to Executive Vice President – International Investments and Patrick Keppenne to Senior Vice President – Investments. A copy of the press release announcing the appointments is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Welltower Inc. dated January 2, 2025.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLTOWER INC.

By:	/s/ MATTHEW MCQUEEN
Name:	Matthew McQueen
Title:	Chief Legal Officer & General Counsel

Date: January 2, 2025